UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2022

TEGO CYBER INC.
(Exact name of registrant as specified in its charter)

Nevada	333-248929	84-2678167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification ID No.)

8565 South Eastern Avenue, Suite 150

Las Vegas, Nevada 89123

(Address of principal executive offices)(Zip Code)

(855) 939-0100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Material Plan, Contract, or Arrangement - Wilkinson

On January 3, 2022, Tego Cyber Inc. (the “Company”) entered into an employment agreement with Shannon Wilkinson to continue acting as the Company’s Chief Executive Officer, Chief Financial Officers, Secretary and Treasurer (the “Wilkinson Employment Agreement”) having an effective date of January 1, 2022.

The Wilkinson Employment Agreement provides for five (5) year initial term. Thereafter, either the Company or Ms. Wilkinson has the right to extend the Wilkinson Employment Agreement for three (3) additional one-year terms. The Company and Ms. Wilkinson can mutually elect to terminate the Wilkinson Employment Agreement at any time upon ninety (90) days written notice.

Ms. Wilkinson is entitled to a base salary of $120,000 per year. Pursuant to the Wilkinson Employment Agreement, Ms. Wilkinson is entitled to the grant of non-qualified options to purchase 2,000,000 shares under the terms and conditions of the Company’s 2021 Equity Compensation Plan (“Equity Compensation Plan”) and subject to the Executive’s execution and acceptance of all documents, terms and conditions required under the Equity Compensation Plan to effectuate the grant of the stock options. In addition to all such terms, said stock options shall be subject to a five-year vesting schedule of 400,000 options on the 1st day of each year following the Effective Date. Option grant will be priced based on the OTCQB closing price of the Company’s common stock on the first day of the Employment Term.

Pursuant to the Wilkinson Employment Agreement, the Company shall grant to the Executive on the first day of the Employment Term, performance stock units of 1,000,000 shares of the Company’s common stock pursuant to the Equity Compensation Plan which shall vest in 250,000 share increments upon reaching certain market capitalization goals.

In the event Ms. Wilkinson’s employment is terminated without Cause or Ms. Wilkinson resigns for Good Reason (as Cause and Good Reason are defined in the Wilkinson Employment Agreement) within twelve (12) months of a Change in Control (as defined in the Wilkinson Employment Agreement), Ms. Wilkinson shall receive her salary for the duration of the term of the Wilkinson Employment Agreement and 100% of the total number of Options and Performance stock units  due to Ms. Wilkinson for the duration of the term of the Wilkinson Employment Agreement shall immediately become vested and issuable.

The foregoing description of the Wilkinson Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Wilkinson Employment Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Appointment of Chief Information Security Officer - White

On January 3, 2022, the Company appointed Chris C. White to act as the Company’s Chief Information Security Officer. In addition to his role as Chief Strategy Officer, Mr. White will continue to serve on the Board of Directors of the Company.

Mr. White has served on the Company’s Board since April 14, 2021. Mr. White has over 30 years of experience in cyber security, telecommunications and automation. He is currently the Director of Security for Ventech Solutions Inc.  Mr. White is the former Deputy CISO / Director of Security Operations for The Interpublic Group of Companies, Inc. and prior to that he was Senior Manager at EY from May 2015 to February 2019. Prior to that Mr. White was Senior Security Engineer at AT&T from March 2012 to March 2015. Mr. White holds a Master’s Degree, System Engineering and Bachelor of Science, Network Engineering from Regis University.

Family Relationships

There is no family relationship between Mr. White and any of the Company’s directors or officers.

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Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Material Plan, Contract, or Arrangement - White

In connection with Mr. White’s appointment as Chief Information Security Officer, the Company entered into an employment agreement with Mr. White dated January 3, 2022 (the “White Employment Agreement”) having an effective date of January 1, 2022.

Mr. White shall be an at-will employee. Mr. White is entitled to a base salary of $60,000 per year. Pursuant to the White Employment Agreement, Mr. White is entitled to the grant of non-qualified options to purchase 125,000 shares under the terms and conditions of the Equity Compensation Plan and subject to the Executive’s execution and acceptance of all documents, terms and conditions required under the Equity Compensation Plan to effectuate the grant of the stock options. In addition to all such terms, said stock options shall be subject to a five-year vesting schedule of 50,000 options on the 1st day of each year following the Effective Date. Option grant will be priced based on the OTCQB closing price of the Company’s common stock on the first day of the Employment Term.

The foregoing description of the White Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the White Employment Agreement, which is filed as Exhibit 10.2 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Tego Cyber Inc. and Shannon Wilkinson dated January 3, 2022

10.2	Employment Agreement between Tego Cyber Inc. and Chris C. White dated January 3, 2022

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEGO CYBER INC.

Date: January 4, 2022	By:	/s/ Shannon Wilkinson
Shannon Wilkinson
Chief Executive Officer

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